Exhibit 99.2

	*	20202 Windrow Drive Lake Forest, CA 92630
		(800) 448-3569 (949) 206-2700	FOR IMMEDIATE RELEASE
I-FLOW		Fax (949) 206-2600
CORPORATION

Investor Contact:	Company Contact:
Neil Berkman	James R. Talevich
Berkman Associates	Chief Financial Officer
(310) 277-5162	(949) 206-2700
info@BerkmanAssociates.com	www.iflo.com

I-Flow Reports 96% Increase in Regional Anesthesia Revenue
As ON-Q® Sales Continued to Surge in the Second Quarter

Total Second Quarter Revenue Increased 51% to $17.2 Million

     LAKE FOREST, CALIFORNIA, July 27, 2004       I-FLOW CORPORATION (NASDAQ:IFLO) announced today that revenue for the second quarter of 2004 increased 51% to $17,167,000, as compared to the second quarter of last year, driven by a 96% increase in Regional Anesthesia sales.

     “I-Flow’s outstanding second quarter performance reflected continued rapid growth in sales of our flagship ON-Q® family of products for narcotic-free relief of post-surgical pain,” said Chairman, President and Chief Executive Officer Donald M. Earhart. “We were especially pleased to report that, following a review of 15 clinical studies, the FDA cleared new label indications for our proprietary brand. We now can label ON-Q as offering significantly better pain relief than narcotics, and when ON-Q is used concurrently with narcotics, significantly less narcotics will be used. With ON-Q now shown to be significantly better than narcotics, the current standard of care, we believe that we have moved closer to our goal to establish ON-Q as a new best practice in post-surgical pain relief.

     “ON-Q is now available in more than 700 hospitals and ambulatory surgery centers throughout the United States, supported by a growing direct sales force, an expanding body of positive clinical data demonstrating the benefits of ON-Q for a wide range of surgical applications, innovative programs to facilitate reimbursement and reduce reimbursement risk, and a carefully targeted marketing campaign. Our continued rapid growth shows that our investments are working to increase awareness and drive adoption of our ON-Q family of products,” added Earhart.

     “As yet another measure of the Company’s progress, we were pleased to learn that I-Flow Corporation was chosen for addition to the Russell 3000 index effective June 25, 2004,” he continued.

Second Quarter Results

     For the three months ended June 30, 2004, revenue increased to a record $17,167,000 from $11,383,000 for the second quarter of 2003. Gross profit rose to 70% of revenue for this year’s second quarter versus 65% for the same period a year ago. The net loss for the period was $1,504,000, or $0.07 per share, compared to net income for the second quarter of 2003 of $22,000, or $0.00 per share.

First Half Results

     For the six months ended June 30, 2004, net revenue increased 46% to a record $31,336,000, compared to net revenue of $21,518,000 for the first half of 2003. Gross profit for the first six months of 2004 rose to 68% of revenue compared to 65% for the same period last year. The net loss for this year’s first half was $3,004,000, or $0.15 per share, compared to net income for the first half of 2003 of $39,000, or $0.00 per share.

Strategic Highlights

     Earhart continued, “I-Flow’s growth opportunity is vast — an estimated 15 million surgical patients could potentially benefit from our ON-Q technology each year in the U.S. alone — and we are pursuing that opportunity aggressively with a comprehensive strategy to accelerate adoption of our products. During the second quarter of 2004 we surpassed our expansion plan for I-Flow’s dedicated sales force, which at quarter-end numbered 87 quota-carrying sales professionals calling on hospitals and surgeons, compared to 60 at the end of last year. We also began building a separate sales force targeted exclusively at ambulatory surgery centers (ASCs) and other outpatient settings, and made headway with the ON-Q Third-Party Billing Program for ASCs we launched recently, although the ASC market did not make a significant contribution to revenue in the second quarter. By taking the reimbursement risk out of the equation

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I-Flow Reports 96% Increase in Regional Anesthesia Revenue
July 27, 2004
Page Two

for physicians who adopt our ON-Q products, we believe this innovative third party billing program is an important tool to help make ON-Q readily available to patients in the outpatient surgery setting.

     “Expanding distribution is only one of the challenges we are meeting. We know that only consistently positive clinical outcomes will build demand for ON-Q in the long run, which is why we continue to support third-party, independent research in post-surgical pain relief. In study after study, this research has demonstrated the benefits of our proprietary ON-Q products compared to traditional systemic narcotics in an increasing number of surgical indications.”

Regional Anesthesia

     Sales in I-Flow’s Regional Anesthesia market segment, which includes the ON-Q® PainBuster® Post-Operative Pain Relief System, the ON-Q® C-bloc® Continuous Nerve Block System and the Soaker™ Catheter, increased 96% to $7,513,000 for this year’s second quarter versus $3,839,000 for the same period a year ago. Excluding sales in the prior year quarter to the Company’s former distributor dj Orthopedics, the increase in U.S. ON-Q sales was 138%. “This is the ninth consecutive quarter with growth in excess of 50% for this segment as compared to the prior year’s period,” Earhart said. For the first half of 2004, Regional Anesthesia sales increased 93% to $13,234,000 from $6,854,000 for the first half of 2003.

Oncology Infusion Services

     Second quarter revenues for I-Flow’s InfuSystem subsidiary increased 35% to $4,476,000 compared to $3,314,000 for the second quarter of 2003. For the first six months of 2004, sales increased 38% to $8,739,000 from $6,344,000 for the same period of 2003.

     “With additional protocols requiring the use of electronic ambulatory infusion pumps on the horizon, we are optimistic about continued growth in this business,” Earhart said.

Infusion Therapy

     Worldwide sales for IV Infusion Therapy products, which include the Company’s intravenous elastomeric pumps, mechanical infusion devices and disposables and recently discontinued electronic infusion pumps, increased 22% to $5,178,000 for the second quarter of 2004 versus $4,230,000 for the same period last year. For the first half of 2004, IV Infusion Therapy sales increased 13% to $9,363,000 versus $8,320,000 a year ago.

Balance Sheet

     At June 30, 2004, I-Flow reported net working capital of $71 million, including cash and equivalents of $53 million, no long-term debt, and shareholders’ equity of $86.8 million. On April 19, 2004, I-Flow announced the completion of its public offering of 2,990,000 shares of common stock, including the underwriters’ over-allotment option, for net proceeds of approximately $43.0 million.

Other Announcements

     Separately, the Company announced today the adoption of a share repurchase program for up to one million shares of the Company’s common stock.

Conference Call

     I-Flow has scheduled a conference call today at 11:00 a.m. ET. A simultaneous webcast may be accessed from the Investors’ Event Calendar link at www.IFLO.com. A replay will be available after 1:00 p.m. ET at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21200484 after 1:00 p.m. ET.

About I-Flow

     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost effective solutions for pain relief.

“Safe Harbor” Statement

     Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments that express the Company’s opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company “believes,” “anticipates,” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release which seek to advise interested parties of the risks and other factors that affect the Company’s business, as well as in the Company’s periodic reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: implementation of our direct sales strategy; dependence on our suppliers and distributors; reliance on the success of the home health care industry; our continuing compliance with applicable laws and regulations, such as the Food, Drug and Cosmetic Act, and the FDA’s concurrence with our management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; competition in the industry; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; technological changes; and product availability and acceptance. All forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.

(tables attached)

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net Revenues	$17,167	$11,383	$31,336	$21,518
Cost of sales	5,221	4,032	9,903	7,487

Gross Profit	11,946	7,351	21,433	14,031
Costs and expenses:
Selling, general & administrative	13,763	6,924	25,063	13,186
Product Development	691	520	1,270	1,022

Total expenses	14,454	7,444	26,333	14,208
Operating loss	(2,508)	(93)	(4,900)	(177)
Interest expense (income), net	(74)	5	(110)	(3)

Loss from continuing operations before income taxes	(2,434)	(98)	(4,790)	(174)
Provision for income taxes (benefit)	(930)	(42)	(1,786)	(74)

Loss from continuing operations	(1,504)	(56)	(3,004)	(100)
Income from discontinued operations, net of tax	—	78	—	139
Net Income (Loss)	$(1,504)	$22	$(3,004)	$39

Net income (loss) per share from continuing operations
Basic	(0.07)	(0.00)	(0.15)	(0.01)
Diluted	(0.07)	(0.00)	(0.15)	(0.01)
Net income (loss) per share
Basic	(0.07)	0.00	(0.15)	0.00
Diluted	$(0.07)	$0.00	$(0.15)	$0.00

Weighted average shares
Basic	20,933	15,516	19,604	15,513
Diluted	20,933	15,516	19,604	15,513

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
 ($ in thousands)

	June 30,	Dec. 31,		June 30,	Dec. 31,
	2004	2003		2004	2003
ASSETS			LIABILITIES & EQUITY
Cash	$53,036	$15,185	Current Liabilities	$8,049	$7,123
Other Current Assets	26,177	23,405
Property, Plant & Equipment, Net	8,969	6,744	Long-term liabilities	—	—
Other Assets	6,657	6,562	Shareholders’ Equity	86,790	44,773

Total	$94,839	$51,896	Total	$94,839	$51,896